EXHIBIT 99.1
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             INTERNATIONAL WIRE ANNOUNCES THIRD QUARTER 2007 RESULTS

Camden, NY - November 14, 2007 - International Wire Group, Inc. (ITWG.PK) today announced its results for the third quarter and first nine months ended September 30, 2007. Operating income, income from continuing operations and net income for both the three months and nine months ended September 30, 2007 increased over the comparable periods of 2006, primarily driven by increased profitability in the High Performance Conductors ("HPC") segment and lower interest expense.

"In the third quarter, our HPC results were very strong as the result of increased demand in the aerospace and medical device markets and demand for our bare wire products improved in all major markets except appliances. Our operating income for the third quarter 2007 again increased over that of the immediately preceding quarter," said Rodney D. Kent, Chief Executive Officer of International Wire Group, Inc. "Our third quarter Bare Wire segment operating income improved and we began production from our new lower cost plant site in Sherrill, New York. We are also near completion of the expansion of our U.S. braiding facility and have completed the consolidation of our El Paso, Texas operations."

Third Quarter Results:
----------------------

Net sales for the quarter ended September 30, 2007 were $180.0 million, a decrease of 12.8%, or $26.4 million, compared to $206.4 million for the same period in 2006. This decrease was primarily due to an increase in tolled copper volumes (tolled copper is the processing of customer-owned copper and is excluded from net sales and cost of sales), but was partially offset by greater sales volume, higher customer pricing/mix and the impact of a stronger euro versus the U.S. dollar. Excluding the effects of slightly lower copper prices and an increased level of tolled copper business, net sales increased $5.4 million. This increase resulted from $2.5 million of net volume gains, $1.9 million of higher customer pricing/mix and $1.0 million of favorable currency effect in the Europe segment.

Operating income for the three months ended September 30, 2007 was $9.3 million compared to $8.4 million for the three months ended September 30, 2006. Operating income for the Bare Wire segment of $5.5 million was slightly higher in the 2007 period due to higher customer pricing/mix, reduced operating expenses and lower depreciation and amortization. Operating income for the HPC segment of $3.6 million was $0.7 million greater than in 2006 primarily due to increased sales volume. Operating income for the Europe segment of $1.0 million was slightly lower than the 2006 period as a result of a lower gross profit rate, which offset higher sales volume. Operating income for the



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three months ended September 30, 2007 also increased by $0.2 million due to a reduced charge for stock-based compensation expense.

Net income of $5.1 million, or $0.51 per basic share and $0.50 per diluted share, for the three months ended September 30, 2007 increased by $1.1 million, or $0.12 per basic share and $0.11 per diluted share, due primarily to higher operating income and reduced interest expense on lower debt levels which were partially offset by a higher effective income tax rate in 2007.

Nine Months Results:
--------------------

Net sales for the nine months ended September 30, 2007 were $554.1 million, a decrease of $10.9 million, or 1.9%, from comparable 2006 levels. Sales decreased due to increased tolled copper volumes and lower unit volumes, which were partially offset by higher copper prices and customer pricing/mix. Excluding the effects of higher copper prices and an increased level of tolled copper business, net sales increased $37.2 million. This increase was primarily due to $31.2 million of sales for the HPC segment for the three months ended March 31, 2007 with no similar sales in the comparable 2006 period since HPC was acquired on March 31, 2006, $4.4 million of customer pricing/mix and $3.3 million of favorable currency effects in the Europe segment, which were partially offset by $1.7 million of lower volume.

Operating income for the nine months ended September 30, 2007 was $25.9 million compared to $24.4 million for the 2006 period, a $1.5 million, or 6.1% increase. Although operating income for the Bare Wire segment increased in the third quarter year-over-year, operating income for the Bare Wire segment for the nine months ended September 30, 2007 decreased by $1.8 million due to lower sales volume, increased tin costs, lower overhead absorption and higher depreciation, which occurred primarily in the first six months of 2007. Operating income for the HPC segment increased by $4.3 million primarily due the inclusion of nine months of results in 2007 compared to six months in 2006 and increased sales volume. Operating income for the Europe segment increased by $0.2 million. Operating income in the 2007 period also decreased by $1.2 million as a result of increased charges for stock-based compensation and professional fees incurred in the second quarter of 2007.

Net income was $13.4 million, or $1.33 per basic share and $1.31 per diluted share, for the nine months ended September 30, 2007. The improvement of $4.3 million, or 47.4%, in the nine months ended September 30, 2007 was the result of higher operating income, reduced interest expense and increased income from discontinued operations.

Total long-term debt was $102.9 million as of September 30, 2007. This represents a decrease of $10.7 million from December 31, 2006.



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CONFERENCE CALL
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International Wire Group, Inc. will hold a conference call to discuss its third quarter 2007 results on November 19, 2007 at 11:00 a.m. Eastern Time. To participate in the call, please call 1-866-688-5698 (U.S. and Canada callers) or 1-816-650-2865 (international callers) at least 10 minutes prior to the scheduled start of the call and reference the Conference ID number 23457937. For those unavailable to participate in the live teleconference, a replay can be accessed by calling 1-800-642-1687 and referencing Conference ID number 23457937 until 11:59 p.m. Eastern Time on November 27, 2007.


ABOUT INTERNATIONAL WIRE GROUP, INC.
------------------------------------

International Wire Group, Inc. is a manufacturer and marketer of wire products, including bare, silver-plated, nickel-plated and tin-plated copper wire, for other wire suppliers and original equipment manufacturers or "OEMs." Its products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the aerospace, appliance, automotive, electronics/data communications, industrial/energy and medical device industries. The Company manufactures and distributes its products at 15 facilities located in the Untied States, Belgium, France and Italy.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
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Certain statements in this release may constitute "forward-looking" statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends," "plans," "estimates," or the negative of any thereof or other variations thereof or comparable terminology, or by discussions of strategy or intentions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to, fluctuations in our operating results and customer orders, unexpected decreases in demand or increases in inventory levels, changes in the price of copper, tin, nickel and silver, copper premiums and alloys, the failure of our acquisitions and expansion plans to perform as expected, the competitive environment, our reliance on our significant customers, lack of long-term contracts, substantial dependence on business outside of the U.S. and risks associated with our international operations, limitations due to our indebtedness, loss of key employees or the deterioration in our relationship with employees, litigation, claims, liability from environmental laws and

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regulations and other factors. For additional information regarding risk factors, see our discussion in Part I, Item 1A of our latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact

International Wire Group, Inc.
Glenn J. Holler
Senior Vice-President & CFO
314-416-8215

























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